SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	X

Check the appropriate box:

Preliminary Proxy Statement
Confidential, For Use of the Commission Only
X	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-12

CalAmp Corp.
(Exact name of Registrant as specified in its Charter)

CalAmp Corp.
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee:

X	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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	(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (1) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

_______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held August 1, 2007
_______________________

To the Stockholders of CalAmp Corp.:

The Annual Meeting of Stockholders of CalAmp Corp. will be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367, on Wednesday, August 1, 2007 at 10:00 a.m. local time, for the purpose of considering and acting upon the following proposals:

(1)	To elect six directors to hold office until the next Annual Meeting of Stockholders;

(2)	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on June 18, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purposes related to the Annual Meeting, during normal business hours, from July 23, 2007 until July 31, 2007 at the Company's executive offices located at 1401 North Rice Avenue, Oxnard, California 93030.

By Order of the Board of Directors,

Richard K. Vitelle
Corporate Secretary

Oxnard, California
June 28, 2007

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS MAY VOTE IN PERSON IF THEY ATTEND THE MEETING EVEN THOUGH THEY HAVE EXECUTED AND RETURNED A PROXY.

Corporate Headquarters:	Place of Meeting:
1401 North Rice Avenue	Warner Center Marriott Hotel
Oxnard, CA 93030	21850 Oxnard Street
Woodland Hills, CA 91367

Telephone: (805) 987-9000
_____________________

PROXY STATEMENT
_____________________

ANNUAL MEETING OF STOCKHOLDERS

August 1, 2007

Approximate date of mailing: June 28, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CalAmp Corp. (the "Company" or "CalAmp") of proxies for use at the Annual Meeting of Stockholders of CalAmp (the "Annual Meeting") to be held on Wednesday, August 1, 2007 at 10:00 a.m. local time or at any adjournment or postponement thereof.

VOTING RIGHTS

Stockholders of record of CalAmp as of the close of business on the record date established for the Annual Meeting, June 18, 2007, have the right to receive notice of and to vote at the Annual Meeting. On June 18, 2007, CalAmp had issued and outstanding 23,627,091 shares of Common Stock, par value $0.01 per share ("Common Stock"), the only class of voting securities outstanding.

Each stockholder of record as of the record date will be entitled to one vote for each share of Common Stock held as of the record date. The presence at the Annual Meeting in person or by proxy of a majority of the shares of Common Stock outstanding as of the record date will constitute a quorum for transacting business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted in the tabulation of the votes cast on a proposal with the effect of a negative vote. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not counted for purposes of determining the votes cast on the proposal and therefore will have no effect on the outcome of such matters requiring the affirmative vote of a majority of the votes cast.

Persons Making the Solicitation

The Proxy is solicited on behalf of the Board of Directors of the Company. The only solicitation materials to be sent to stockholders will be this Proxy Statement and the accompanying Proxy. The Board of Directors does not intend to use specially engaged employees or paid solicitors. The Board of Directors also intends to solicit the Proxies held on behalf of stockholders by brokers, dealers, banks and voting trustees, or their nominees. The Company will pay all reasonable expenses by such holders for mailing the solicitation material to the stockholders for whom they hold shares. All solicitation expenses are being paid by the Company.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides a box to be marked to indicate the manner in which the stockholder's shares are to be voted with respect to such matters. By appropriately marking the boxes, a stockholder may specify, with respect to the election of directors, whether the Proxy holder shall vote for or be without authority to vote on any or all candidates. The Proxy also confers upon the holders thereof discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

Where a stockholder has appropriately directed how the Proxy is to be voted, the shares will be voted in accordance with the stockholder's direction. In the absence of instructions, shares represented by valid Proxies will be voted in favor of the nominees for director and in favor of all proposals set forth in the Notice of Meeting and this Proxy Statement. If any other matters are properly presented at the Annual Meeting, the persons named in the Proxy will vote or refrain from voting in accordance with their best judgment. A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to the Corporate Secretary of the Company or by filing a duly executed Proxy bearing a later date. Stockholders may also vote in person if they attend the Annual Meeting even though they have executed and returned a Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 18, 2007 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and nominee for director, (iii) each executive officer appearing in the Summary Compensation Table appearing elsewhere in this Proxy Statement that was still employed by the Company on June 18, 2007, and (iv) all directors and executive officers as a group. The Company knows of no agreements among its stockholders that relate to voting or investment power over its Common Stock.

	Shares Beneficially
Name and Address of Beneficial Owner (1)	Owned (2)		Percent (3)
Richard Gold, Chairman of the Board of Directors	60,000		*

Fred Sturm, President, CEO and Director	422,500		1.8%

Richard Vitelle, Vice President, Finance and CFO	183,500		*

Michael Burdiek, President, Wireless Datacom Division	16,250		*

Patrick Hutchins, President, Satellite Division	200,750		*

Arthur Hausman, Director	85,210		*

A.J. "Bert" Moyer, Director	32,000		*

Thomas Pardun, Director	8,899		*

Frank Perna, Jr., Director	74,000		*

All directors and executive officers as a group	1,105,609		4.5%
(10 persons)

Barclay's Global Investors, NA	1,403,185	(4)	5.7%
45 Fremont Street
San Francisco, CA 94105

Dimensional Fund Advisors Inc.	1,999,726	(5)	8.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Quaker Capital Management Corporation	1,540,000	(6)	6.5%
401 Wood Street, Site 1300
Pittsburgh, PA 15222

*	Less than 1.0% ownership

(1)	The address of each named officer and director is c/o CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

(2)	Amounts include shares purchasable upon exercise of exercisable stock options as of June 18, 2007 or within 60 days thereafter, in the following amounts:

	Richard Gold	52,000
	Fred Sturm	372,500
	Richard Vitelle	162,500
	Michael Burdiek	16,250
	Patrick Hutchins	190,000
	Arthur Hausman	76,000
	Thomas Pardun	4,899
	A.J. "Bert" Moyer	26,000
	Frank Perna, Jr.	28,000
	All officers and directors as a group	935,649

(3)	For the purposes of determining the percentage of outstanding Common Stock held by the persons set forth in the table, the number of shares is divided by the sum of the number of outstanding shares of the Company's Common Stock on June 18, 2007 (23,627,091 shares) and the number of shares of Common Stock subject to options exercisable currently or within 60 days of June 18, 2007 by such persons.

(4)	Shares owned are as of March 31, 2007 per a Form 13F filed by Barclay's Global Investors with the U.S. Securities and Exchange Commission (SEC) on May 14, 2007. This Form 13F stated that Barclays Global Investors has sole dispositive power for all 1,403,185 shares and sole voting power for 1,322,287 shares.

(5)	Shares owned are as of March 31, 2007 per a Form 13F filed by Dimensional Fund Advisors with the SEC on April 19, 2007. This Form 13F stated that Dimensional Fund Advisors has sole dispositive power for all 1,999,726 shares and sole voting power for 1,957,806 shares.

(6)	Shares owned are as of March 31, 2007 per a Form 13F filed by Quaker Capital Management Corporation with the SEC on May 15, 2007. This Form 13F stated that Quaker Capital Management has sole dispositive power and sole voting power as to all 1,540,000 shares.

PROPOSAL ONE
ELECTION OF DIRECTORS

A board of six directors will be elected at the 2007 Annual Meeting. Seven directors were elected to the Board at last year's Annual Meeting, but following the retirement of director Thomas Ringer in September 2006 the size of the Board was set at six directors by a Board resolution adopted pursuant to the Company's Certificate of Incorporation. At the 2007 Annual Meeting, it is intended that the shares of Common Stock represented by each Proxy, unless otherwise specified on the Proxy, will be voted for the election to the Board of Directors of each of the six nominees set forth below. Directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting. The term of office of each person elected as director will continue until the next Annual Meeting of Stockholders, or until his successor has been elected and qualified. The Board of Directors recommends a vote "FOR" each of the six nominees.

In the event that any of the nominees for director listed below should become unavailable for election for any currently unforeseen reason, the persons named in the accompanying Proxy have the right to use their discretion to vote for such other person as may be determined by the holders of such Proxies. To the best of the Company's knowledge, all nominees are and will be available to serve.

The following table sets forth the name and age of each nominee for director, the calendar year each was first elected as a director and the positions each currently holds with the Company:

Name	Age	Capacities in Which Served	Director Since
Richard Gold	52	Chairman of the Board of Directors	2000
Arthur Hausman	83	Director	1987
A.J. "Bert" Moyer	63	Director	2004
Thomas Pardun	63	Director	2006
Frank Perna, Jr.	69	Director	2000
Fred Sturm	49	Director, President and CEO	1997

Richard Gold has been a director of the Company since December 2000 and has served as Chairman of the Board since July 2004. Mr. Gold is a Managing Director of InnoCal Venture Capital, a position held since May 2004. He served as President and Chief Executive Officer of Nova Crystals, Inc., a supplier of optical sensing equipment, from December 2002 until May 2004. From June 2002 to July 2003, he was Chairman of Radia Communications, Inc., a supplier of wireless communications semiconductors.

Arthur Hausman has been a director of the Company since 1987. Mr. Hausman, a private investor, currently serves as a director of LaserCard Corporation, a manufacturer of optical data storage products. Until his retirement in 1988, he served as Chairman of the Board of Directors and Chief Executive Officer of Ampex Corporation, a manufacturer of professional audio-video systems, data/memory products and magnetic tape, where he was employed for 27 years. Mr. Hausman was appointed by President Reagan to the President's Export Council, to the Council's Executive Committee and to the Chairmanship of the Export Administration Subordinate Committee of the Council for the period of 1985 to 1989.

A.J. "Bert" Moyer has been a director of the Company since February 2004. Mr. Moyer, a business consultant and private investor, served as Executive Vice President and Chief Financial Officer of QAD Inc., a publicly held software company that is a provider of enterprise resource planning software applications, from March 1998 until February 2000, and he subsequently served as a consultant to QAD, assisting in the Sales Operations of the Americas Region. From February to July 2000, he served as president of the commercial division of Profit Recovery Group International, Inc. (now known as PRG-Schultz International, Inc.), a publicly held provider of recovery audit services. Prior to joining QAD in 1998, Mr. Moyer served as Chief Financial Officer of Allergan Inc., a specialty pharmaceutical company based in Irvine, California, from 1995 to 1998. Mr. Moyer also serves on the board of Collectors Universe, Inc., a company engaged in authentication and grading services for high-end collectibles, Virco Manufacturing Corporation, which designs and produces furniture for the commercial and education markets, and LaserCard Corporation, a manufacturer of optical data storage ID cards and services.

Thomas Pardun was appointed a director of the Company in June 2006. Mr. Pardun is Chairman of the Board of Western Digital Corporation, a leading information storage provider. He has been a director of Western Digital since 1993 and also serves as a director of Occam Networks, Inc., a provider of broadband networking equipment that enables telephone companies to deliver voice, data and video services, and MegaPath Networks, Inc., a privately-held company that is a leading provider of managed communications services. Mr. Pardun was President of MediaOne International, Asia-Pacific (previously U.S. West International), an owner/operator of international properties in cable television, telephone services and wireless communications, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint and previously held a variety of management positions during a 19-year tenure with IBM.

Frank Perna, Jr. has been a director of the Company since May 2000. He is Chairman Emeritus of MSC Software, where he served as Chairman and Chief Executive Officer from 1998 to 2005. Mr. Perna also serves as Lead Director of PeopleSupport, Inc., a provider of business process outsourcing services, and Ping Identity Corp, a venture-funded provider of software and intelligent services for identity validation, and is on the Board of Trustees of Kettering University. Mr. Perna was Chairman and Chief Executive Officer of EOS Corporation from 1994 to 1998, and was President and Director (Chief Executive Officer from 1990) of Magnetek from 1984 to 1993.

Fred Sturm was appointed Chief Executive Officer, President and Director in August 1997. Prior to joining the Company from 1990 to 1997, Mr. Sturm was President of Chloride Power Systems (USA), and Managing Director of Chloride Safety, Security, and Power Conversion (UK), both of which are part of Chloride Group, PLC (LSE: CHLD). From 1979 to 1990, he held a variety of general management positions with M/A-Com and TRW Electronics, which served RF and microwave markets.

The Board of Directors and Corporate Governance

The Company has established corporate governance practices designed to serve the best interests of the Company and its stockholders. The Company is in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002 and NASDAQ. The Company may make additional changes to its policies and procedures in the future to ensure continued compliance with developing standards in the corporate governance area.

     Director Independence

The Board of Directors presently consists of six members, five of whom are independent. A director’s independence is determined by the Board of Directors as defined by the rules of NASDAQ. The Board has determined that each director is independent, with the exception of Fred Sturm, the Company's President and Chief Executive Officer.

     Executive Sessions

Non-management directors of the Board and Board committees meet in executive session routinely and regularly. During the executive sessions, the non-management directors have access to the Chief Executive Officer and other management officials. The Chairman of the Board or the Chairman of the Board committee, as applicable, preside over these executive sessions.

     Number of Directorships

The Company has a policy that limits the number of public company boards that its directors may serve on. Under this policy, directors who also serve as CEOs or in equivalent positions should not serve on more than two other public company boards in addition to the CalAmp Board, and other directors should not serve on more than four public company boards in addition to the CalAmp Board.

     Changes in Director Occupation or Status

The Company has a policy that requires a director to tender a letter of resignation to the Chairman of the Governance and Nominating Committee in the event the director's principal occupation or business affiliation changes substantially from the position he or she held when the director originally joined the Company's Board of Directors.

     Attendance of Directors at Annual Meetings

It is a policy of the Board of Directors that attendance of all directors at the annual meeting of stockholders is strongly encouraged but is not required. All of the Company's directors attended last year's annual meeting.

     Identifying and Evaluating Nominees for Directors

Pursuant to the policy set forth in the charter of the Governance and Nominating Committee, the Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee’s policy is to assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee may consider various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, stockholders or other parties such as retained recruiting firms. These candidates will be evaluated at meetings of the Governance and Nominating Committee, and may be considered at any point during the year. As described below, the Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Governance and Nominating Committee.

     Contacting the Board of Directors

Stockholders interested in communicating directly with the Board of Directors, any committee of the Board, the Chairman, or the non-management directors as a group may do so by sending a letter to the CalAmp Board of Directors, c/o Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030. The Corporate Secretary will review the correspondence and forward it to the Chairman of the Board, Chairman of the Governance and Nominating Committee, Audit Committee or to any individual director, group of directors or committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to CalAmp's business and financial operations, policies and corporate philosophies.

Committees of the Board

The Board of Directors has delegated certain of its authority to four committees: the Audit Committee, the Compensation Committee, the Corporate Development Committee, and the Governance and Nominating Committee. The Audit Committee is composed of Messrs. Gold, Moyer and Perna, with Mr. Moyer serving as Chairman. The Compensation Committee is composed of Messrs. Hausman, Moyer, Pardun and Perna, with Mr. Hausman serving as Chairman. The Corporate Development Committee is composed of Messrs. Moyer, Pardun and Perna, with Mr. Perna serving as Chairman. The Governance and Nominating Committee is composed of Messrs. Gold and Perna, with Mr. Gold serving as Chairman. These four Board committees operate under written charters defining their functions and responsibilities. The charters of these committees are available on the Company's website at www.calamp.com.

     Audit Committee

The primary functions of the Audit Committee are to review and approve the scope of audit procedures performed by the Company's independent auditors, to review the audit reports rendered by the Company's independent auditors, to monitor the internal control environment within the Company, and to pre-approve the fees for all audit and non-audit services charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and makes recommendations with respect to its findings. The Board of Directors has determined that Mr. Moyer is an audit committee financial expert within the meaning of SEC regulations. The Board has also determined that each member of the Audit Committee is independent as defined in the rules of NASDAQ. See also the Report of the Audit Committee included elsewhere herein.

     Compensation Committee

The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and non-employee directors, and to administer the Company's stock option plans. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the rules of NASDAQ. See also the Compensation Discussion and Analysis beginning on page 11.

     Corporate Development Committee

The primary functions of the Corporate Development Committee are to assist Company management and the Board of Directors to evaluate proposed corporate development transactions, including any proposed acquisition or disposition of assets, operations or businesses by merger, acquisition or disposition, business combination or other means, and proposed financing transactions including issuances of debt and equity.

     Governance and Nominating Committee

The primary functions of the Governance and Nominating Committee are to review and make recommendations on the composition of the Board and its committees, to evaluate and recommend candidates for election to the Board, and to review and make recommendations to the full Board on corporate governance matters. The Board of Directors has determined that each member of the Governance and Nominating Committee is independent as defined in the rules of NASDAQ. The Governance and Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from, CalAmp for outside legal, accounting or other advisors as the Governance and Nominating Committee deems necessary to assist it in the performance of its functions.

The bylaws of CalAmp permit stockholders to nominate director candidates to stand for election to the Board at an annual meeting of stockholders. Nominations may be made by the Board or by any stockholder. Under the Company's by-laws, a stockholder may nominate a person for election as a director at a particular stockholder meeting only if written notice has been given to the Company not later than 60 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

The policy of the Governance and Nominating Committee is to consider properly made stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, like all nominations, the Board’s criteria will include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with CalAmp’s interests. The Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or business experience) as being particularly desirable to help meet specific Board needs that have arisen. Any stockholder nominations proposed for consideration by the Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Governance and Nominating Committee, c/o Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

Board of Director and Committee Meeting Attendance

In fiscal year 2007, the Board of Directors held 10 meetings, the Audit Committee held 4 meetings, the Compensation Committee held 8 meetings, the Corporate Development Committee held 11 meetings, and the Governance and Nominating Committee held 2 meetings. All directors attended more than 75% of the aggregate meetings of the Board and committees on which the directors serve that were held during fiscal year 2007.

Compensation of Directors

The following table shows all compensation awarded to, or earned by or paid to each of the Company's non-employee directors in fiscal 2007.

	Fees
	Earned
	or Paid	Stock	Option
Name	in Cash	Awards	Awards	Total
	(A)	(B)	(C)
Richard Gold, Chairman	$60,000	$15,190	$30,817	$106,007
Arthur Hausman	42,083	15,190	30,817	88,090
A.J. "Bert" Moyer	55,000	15,190	30,817	101,007
Thomas Pardun	27,083	15,190	14,021	56,294
Frank Perna, Jr.	55,000	15,190	30,817	101,007
Thomas Ringer	24,583	-0-	20,200	44,783

(A)	Under the Company's director cash compensation plan adopted in August 2005, non-employee directors of the Company are each paid cash fees as follows:

1. A base annual retainer of $30,000.

2. Incremental retainers above the base annual retainer as follows:

a. Annual retainer for serving on a Board committee (for each committee served on)	$5,000
b. Additional retainer for Chairman of Audit Committee	$10,000
c. Additional retainer for Chairmen of other Board committees	$5,000
d. Additional retainer for Chairman of the Board	$15,000

All directors are paid 1/12th of their retainer amounts each month for as long as they serve.

(B)	Each non-employee director received a grant of 4,000 shares of restricted stock on July 27, 2006, which had a grant date fair value of $26,040. Amounts shown in the table above represent that portion of the fair value that was recognized as compensation expense during fiscal 2007 pursuant to Statement of Financial Accounting Standards No. 123R ("FAS 123R"). Mr. Ringer's restricted stock award was forfeited at the time of his retirement from the Board in September 2006 because the one-year vesting period was not met.

(C)	Each non-employee director received a grant of 4,000 nonqualified stock options on July 27, 2006, which had a grant date fair value of $18,200. In addition to this annual grant, upon joining the Board on June 16, 2006, Mr. Pardun received an initial grant of 899 nonqualified stock options that had a grant date fair value of $5,110. Amounts shown in the table above include compensation expense recognized during fiscal 2007 on non-employee director options granted in fiscal 2006 and 2007, all of which have one-year vesting periods. Mr. Ringer's fiscal 2007 option grant was forfeited at the time of his retirement from the Board in September 2006 because the one-year vesting period was not met.

Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Directors who are also executive officers of the Company receive no additional compensation for their services on the Board.

Pursuant to the terms of the Company's 2004 Stock Incentive Plan as amended, on the day of the Annual Meeting of stockholders at which directors are elected, each non-employee director shall receive that number of equity awards (consisting of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), phantom stock and stock bonuses) as determined by the Board of Directors from time to time in an amount not to exceed 10,000 equity award units, in which each stock option or SAR equals one equity award unit, and each share of restricted stock, phantom stock, bonus stock or RSU equals 1.2 equity award units. Equity awards granted to non-employee directors generally become exercisable one year from the date of grant or over such longer or shorter period as the Board of Directors may from time to time establish, subject to the discretion of the Compensation Committee to accelerate the vesting of equity awards.

Code of Ethics

The Company has a written Code of Business Conduct and Ethics ("Code of Ethics") that applies to all of the Company's directors, officers and employees. Section 14 of this Code of Ethics contains a Financial Management Code of Ethics that applies specifically to the Company's Chief Executive Officer and all finance and accounting employees including the Company's senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder. The Code of Ethics is available on the Company's corporate website at www.calamp.com. In the event that the Company makes changes in, or provides waivers from, the provisions of this Code of Ethics that are required to be disclosed by SEC regulations, the Company intends to disclose these events on its corporate website.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Role of the Compensation Committee

The members of the Compensation Committee have been appointed by the Board of Directors. The Compensation Committee consists of four directors, all of whom are "independent directors" as defined in the listing standards of the NASDAQ Marketplace Rules. The current members of the Compensation Committee are Arthur Hausman, who serves as Chairman, Bert Moyer, Thomas Pardun and Frank Perna, Jr.

The Compensation Committee operates under a written charter that was originally adopted by the Board in December 2002 and which has subsequently been amended from time to time, most recently in January 2007. The charter of the Compensation Committee is posted on the Company’s website at www.calamp.com.

The Compensation Committee is responsible for monitoring the performance and compensation of executive officers, reviewing the compensation plans, including bonuses, and administering the Company's equity award plans. While the Company's Board of Directors is responsible for the final approval of executive compensation, it relies heavily on the advice and recommendations of the Compensation Committee.

Compensation Philosophy and Programs

The Company’s executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. Consistent with this philosophy, the following goals provide a framework for the Compensation Committee's administration of the executive compensation program:

  executive compensation should be comparable to the median compensation level of technology industry peer companies to allow the Company to attract and retain talented management;
  annual variable compensation should reward the executives for achieving specific results which should lead to increased stockholder value;
  total compensation for each executive should be related to overall Company performance as well as individual performance;
  it should align the interests of the Company's executives with those of its stockholders; and
  supplemental benefits and perquisites that reward executives without regard to performance should be minimal.

Elements of Compensation

In order to achieve the above goals, the named executive officer total compensation packages include base salary and annual bonus paid in cash, as well as long-term compensation in the form of equity awards. Salary is set at a competitive level to attract and retain qualified candidates. Bonuses are tied specifically to performance of the Company or a specific business unit of the Company and/or individual contributions. Equity-based incentive awards are granted in amounts the Compensation Committee believes are necessary to provide incentives for future performance, taking into account competitive long-term incentive practices of similar companies, responsibilities and duties of each officer, and individual performance. This mix of compensation elements is intended to place a significant portion of compensation at risk and emphasizes performance.

The Company also provides executive officers with benefit plans that are generally available to all regular full-time employees of CalAmp. The Compensation Committee believes that appropriately balancing the total compensation package and ensuring the viability of each component of the package (both on its own and taken together as a whole) is necessary in order to provide market-competitive compensation. The Compensation Committee strives to balance the various components of the officer compensation program in order to motivate executives to improve the Company's results on a cost-effective basis. The factors that are used to determine individual compensation packages are generally similar for each named executive officer, including the CEO.

Role of Management in the Compensation Determination Process

The Compensation Committee periodically meets with Fred Sturm, the Company's Chief Executive Officer, and/or Richard Vitelle, the Company's Chief Financial Officer, to obtain information with respect to compensation programs. Mr. Sturm makes recommendations to the Committee on the base salaries, incentive targets and measures, and equity compensation for the Company's executive officers. The Compensation Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive officer compensation. The Compensation Committee also typically seeks input from compensation consultants or other independent information sources prior to making any final determinations. Messrs. Sturm and Vitelle attend most of the Compensation Committee’s meetings, but the Committee also regularly holds executive sessions not attended by any members of management. The Compensation Committee discusses Mr. Sturm’s compensation package with him, but makes decisions with respect to Mr. Sturm’s compensation without him present. The Committee has not delegated any of its authority with respect to the compensation of executive officers to any member of management.

Role of Compensation Consultants in the Compensation Determination Process

The Compensation Committee has the authority to engage its own compensation consultants and other independent advisors to assist in creating and administering the Company's executive compensation policies. Each year since 2003, the Compensation Committee has retained the services of Towers Perrin, an independent compensation consulting firm, to conduct various compensation-related studies and analyses. During this time period, Towers Perrin has not provided any other services to the Company and has received no compensation other than with respect to the services provided to the Compensation Committee.

Determination of Executive Officer Compensation for Fiscal 2007

In March 2006, the Compensation Committee engaged Towers Perrin to assist the Committee in the evaluation of appropriate cash and equity compensation for executive management for fiscal 2007. Towers Perrin prepared a competitive compensation analysis by comparing the Company's executive officer compensation with combined, or blended, compensation data of the Radford Executive Survey and of a public company peer group as reported in proxy statements and other public filings. The peer group for fiscal 2007, consisting of 10 companies of similar size and profile to CalAmp, was established in consultation with management and was approved by the Compensation Committee. These peer group companies are C-Cor Inc., Dot Hill Systems Corp., EMS Technologies Inc., Harmonic Inc., Herley Industries Inc., Novatel Wireless Inc., Stratex Networks Inc., Symmetricom Inc., Terayon Communication Systems Inc. and Universal Electronics Inc.

The results of Towers Perrin's fiscal 2007 competitive compensation analysis were presented to the Compensation Committee at a meeting held in early April 2006, at which time the CEO also presented proposed amounts for fiscal 2007 officer compensation. The Committee considered the competitive compensation analysis and the CEO's recommendations, requested that certain modifications be made to the compensation proposals, and subsequently approved the modified proposals, subject to ratification by the full Board. On May 5, 2006, the Board of Directors ratified the named executive officer base salaries, short-term incentive compensation plan and equity awards for fiscal 2007, subject to the subsequent adjustment of the short-term incentive plan by the Board of Directors to reflect acquisitions, divestitures and other significant corporate events.

As a result of the acquisitions on May 26, 2006 of Dataradio Inc. and the Mobile Resource Management product line of TechnoCom Corporation, and the Solutions Division goodwill impairment charge of $29.7 million pursuant to an impairment analysis conducted in June 2006, the Compensation Committee and the Board determined that the fiscal 2007 officer short-term incentive plan should be revised to take these factors into consideration. Accordingly, management developed and presented a revised fiscal 2007 officer short-term incentive plan to the Compensation Committee. The Compensation Committee reviewed and discussed the proposed revisions to the fiscal 2007 incentive plan, asked that certain modifications be made thereto, including reincorporating consolidated and division revenue amounts in the financial performance goals, and subsequently the modified short-term incentive plan was approved by the Committee, subject to ratification by the full Board (which ratification was obtained on July 31, 2006).

Base Salary

Base salary for named executive officers, including that of the CEO, is set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. The Compensation Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions, individual performance and responsibilities, and the Company’s financial position. The aggregate value of total cash compensation (base salary and bonus) for executives is generally targeted at approximately the 50th percentile of executive compensation at comparable companies, based on the blended Radford survey data and public company peer group data, with the intent that superior performance under incentive bonus plans would enable the executive to elevate his total cash compensation to levels that are above the average of comparable companies. Base salaries for the named executive officers are disclosed in the Summary Compensation Table on page 18.

Short-Term Incentive Compensation Plan

The Company’s annual incentive bonus plan for executive officers reflects the Compensation Committee’s belief that a meaningful component of executive compensation should be contingent on the financial performance of the Company and the individual performance of the officers. Prior to fiscal 2007, the officer incentive bonus plan was based primarily on the achievement of profitability goals, with the target bonus factored up or down, within minimum and maximum limits, based on the Company's (or in the case of divisional presidents, the Company's and the division's) performance against earnings targets specified in advance by the Compensation Committee. For fiscal 2007, the Compensation Committee changed the structure of the officer incentive bonus plan to include revenue performance targets and individual non-financial performance objectives in addition to profitability targets. Revenue and profitability targets were established in connection with the Company's annual budgeting process. These measures are believed to best reflect the short-term performance of the Company, as they are directly influenced by management's actions. For fiscal 2007 the division profitability target was operating income, and the consolidated profitability target was pretax income. Individual non-financial performance objectives were established for each executive officer in light of his departmental responsibilities and operational priorities.

For each financial measure, minimum, target and maximum performance levels were set, corresponding to payout levels of 33%, 100%, and 167% to 200% of the target incentive, respectively. The Committee believes that this structure rewards the executives for overachievement of the Company's financial goals and provides limited downside protection in the event of performance that is close to, but below, the target level. The target levels for each measure are generally set at approximately the levels set forth in the annual operating plan established by management and approved by the Board in advance of each year, which are levels that the Board feels are challenging but achievable with significant effort. The maximum levels for each measure are generally set so as to represent both extremely challenging performance goals and outstanding achievement. Payouts are prorated on a straight-line basis for achievement between the minimum and target levels or the target and maximum levels. If the Company does not achieve at least the minimum performance level for a measure, no payout is made for that measure.

The following is a description of the Company's fiscal 2007 revised incentive compensation plan for the named executive officers:

  Fred Sturm (President and CEO), was eligible for target and maximum bonuses of up to 60% and 100%, respectively, of his annual salary. Patrick Hutchins (then President of the Products Division and now president of the Satellite Division), Steven L'Heureux (Solutions Division President) and Richard Vitelle (Vice President, Finance and CFO) were each eligible for target bonuses of up to 45% of annual salary, and maximum bonuses of up to 75% of annual salary. Michael Burdiek (then Executive Vice President - Wireless Datacom Strategy and Integration and now President of the Wireless DataCom Division) was eligible for a target bonus of up to 30% of annual salary, and a maximum bonus of up to 60% of annual salary.

  The target and maximum bonus amounts for Messrs. Sturm and Vitelle were based 70% upon the Company attaining certain levels of consolidated revenue and consolidated pretax income for fiscal 2007 and 30% upon achieving certain individual performance goals.

  The target and maximum bonus amounts for Mr. Hutchins were based 70% on attaining certain levels of Products Division revenue and operating income for fiscal 2007 and 30% upon achieving certain individual performance goals.

  The target and maximum bonus amounts for Mr. L'Heureux were based 60% on attaining certain levels of Solutions Division revenue and operating income for fiscal 2007 and 40% upon achieving certain individual performance goals.

  The target and maximum bonus amounts for Mr. Burdiek were based 50% on attaining certain levels of consolidated revenue and consolidated pretax income for fiscal 2007 and 50% upon achieving certain individual performance goals.

  The consolidated pretax income goal amount for Messrs. Sturm, Vitelle and Burdiek excluded: (i) the fiscal 2007 intangible asset amortization expense associated with the May 2006 acquisitions of Dataradio Inc. and the TechnoCom Mobile Resource Management product line; (ii) the $6.9 million write-off of in-process research and development costs associated with the Dataradio acquisition; and (iii) the Solutions Division goodwill impairment charge of $29.8 million.

  The Products Division revenue goal amount for Mr. Hutchins excluded the fiscal 2007 revenue of Dataradio, and the Products Division operating income goal amount for Mr. Hutchins excluded the fiscal 2007 operating income of Dataradio and the fiscal 2007 intangible asset amortization expense associated with the TechnoCom product line acquisition.

  The Solutions Division operating income goal amount for Mr. L'Heureux excluded the Solutions Division goodwill impairment charge of $29.8 million.

Fiscal 2007 bonus payments under the revised short-term incentive plan were approved by the Board of Directors at its meeting on May 8, 2007. These bonus amounts are disclosed in the column titled "Non-Equity Incentive Plan (Bonus Plan)" of the Summary Compensation Table on page 18.

Adjustment or Recovery of Payments

CalAmp does not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of performance targets. Under those circumstances, the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Equity Awards

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the Chief Executive Officer and executive management, and serve to motivate executives to make decisions that will, in the long run, give the best returns to stockholders. The competitive compensation analysis that Towers Perrin prepared and delivered to the Compensation Committee in early April 2006 indicated that total direct compensation (base salary, cash bonus and the expected value of long-term incentive awards) of CalAmp's executive officers was, as a group, 7% below the 50th percentile of comparable companies' total direct compensation, and 31% below the 75th percentile of comparable companies' total direct compensation, primarily as a result of significant shortfalls in the delivered value of equity-based awards relative to comparable companies. This notwithstanding, the fiscal 2007 stock options awarded to Messrs. Sturm, Vitelle, Hutchins and L'Heureux on May 5, 2006 of 150,000, 60,000, 60,000 and 30,000 options, respectively, were in the same quantities as the stock options awarded to these officers in fiscal 2006. Mr. Burdiek was awarded an initial grant of 65,000 stock options upon joining the Company in June 2006.

FAS 123R required the Company to record a charge to earnings for employee and director stock options and director restricted stock beginning in fiscal 2007. The Compensation Committee continues to assess the impact of the accounting standard on the Company's earnings, and the attitude of financial analysts and investors towards these significant and potentially volatile non-cash charges. The Committee continues to believe that broad-based equity plans remain an essential element of a competitive compensation package, as such plans are offered currently by most public technology companies with whom the Company competes for both executives and non-executive employees. In order to moderate the financial statement impact of the FAS 123R accounting rules, the number of equity awards granted annually in the future may be reduced compared to awards made in fiscal 2007 and prior years.

Equity Award Practices

The Compensation Committee or the Board of Directors approves all equity awards. Stock options are generally granted when a key employee, including an executive officer, joins the Company, and on an annual basis thereafter. These stock options typically vest over a four year period and are granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The date of grant is the date on which the Compensation Committee or the Board meets and approves the particular option grant or grants. Up to and including fiscal 2007, the Company has granted stock options to officers and other key employees during the first fiscal quarter, except for new hire grants that typically have been granted at or soon after the employee's start date. Beginning in fiscal 2008, the Company plans to make the annual grant of equity awards to officers and key employees on the day of the annual stockholders meeting, at the same time that equity awards are made to non-employee directors pursuant to the provisions of the Company's 2004 Incentive Stock Plan.

The size of an initial stock option grant is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual’s performance and potential contributions. This approach is designed to maximize stockholder value over the long term, because no benefit is realized from the option grant unless the price of the Company’s common stock has increased over a number of years.

The Company does not time the granting of equity awards with any favorable or unfavorable news released by the Company. The timing of initial grants is driven by the date of hire of new employees. The Board of Directors and Compensation Committee meeting schedules, for review and approval of annual grants, are usually established several months or more in advance.

Executive Officer Stock Ownership Guidelines

In April 2004, the Compensation Committee adopted executive officer stock ownership guidelines. For the Chief Executive Officer, the guideline stock ownership amount is 2-1/2 times annual base salary, and for all other executive officers the guideline stock ownership amount is 1-1/2 times annual base salary. The market value of the stock on the date of acquisition serves as the basis for determining compliance with the guidelines.

Retirement Benefits

The Company does not provide pension benefits or deferred compensation plans to any of its employees, including named executive officers, other than a 401(k) plan that is open to all regular, full-time U.S. employees. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the named executive officers, are permitted to contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company matches 50% of the first 4% of pay that is contributed to the 401(k) plan each year.

Severance and Change of Control Payments

The Company's Board of Directors has provided certain executive officers with severance and change of control arrangements in order to promote stability and continuity, and to mitigate a potential disincentive for the executives to pursue and execute an acquisition of the Company, particularly where the services of these executive officers may not be required by the acquirer. For a more detailed description of these severance and change of control benefits, please see the discussion under “Change of Control and Salary Continuation Arrangements” below.

Other Compensation

Other elements of executive compensation include life and long-term disability insurance and health benefits. These benefits are also available to all regular, full-time U.S. employees of the Company, except that the Company pays the entire disability and health insurance premiums for the named executive officers. The named executive officers are also covered by a supplemental medical insurance program that reimburses the officer for out-of-pocket eligible medical costs up to an annual limit of $100,000 per officer. Company payments for named executive officers pursuant to these other elements of compensation in fiscal 2007 are included in the “All Other Compensation” column in the Summary Compensation Table on page 18.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, that provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the named executive officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The Compensation Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Compensation Committee will balance the costs and burdens involved in such compliance against the value to the Company and its stockholders of the tax benefits that the Company would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

Report of the Compensation Committee on Executive Compensation

The following Report of the Compensation Committee on Executive Compensation does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007.

COMPENSATION COMMITTEE

Arthur H. Hausman, Chairman
Bert Moyer
Thomas Pardun
Frank Perna, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Messrs. Hausman, Moyer, Pardun and Perna, none of whom have ever been employed by the Company. There are no interlocks between the Company and other entities involving the Company's executive officers and directors who serve as executive officers or directors of other entities.

Summary Compensation Table

The table below sets forth the compensation awarded to, earned by, or paid to each of the named executive officers for fiscal 2007.

				FAS 123R
				Compensation	Non-Equity
				Expense for	Incentive	All Other
				Option	Plan	Compen-
Name and Position	Salary	Bonus		Awards	(Bonus Plan)	sation		Total
				(1)	(2)
Fred Sturm	$415,000	$-0-		$589,600	$91,827	$20,075	(5)	$1,116,502
President and Chief Executive
Officer

Richard Vitelle	268,000	-0-		248,838	56,575	9,996	(6)	583,409
Vice President, Finance and
Chief Financial Officer

Michael Burdiek	166,150	50,000	(3)	64,133	44,665	5,928	(7)	330,876
President, Wireless DataCom
Division

Patrick Hutchins	268,000	-0-		264,713	54,578	16,938	(8)	604,229
President, Satellite Division
and Chief Operations Officer

Steven L'Heureux (4)	241,000	-0-		240,950	-0-	40,564	(9)	522,514
President, Solutions Division

(1)	Amounts shown in this column represent the fiscal 2007 FAS 123R fair value compensation expense for financial statement reporting purposes computed using the Black-Scholes option pricing model and assuming no forfeitures. Assumptions made for the purpose of computing these amounts are described in the Company’s fiscal 2007 Annual Report on Form 10-K in Note 1 to the Consolidated Financial Statements under the heading “Accounting for Stock Options” and in Note 8 to the Consolidated Financial Statements under the heading “Stock Options”. Amounts shown in this column for Messrs. Sturm, Vitelle and Hutchins represent FAS 123R fair value option compensation associated with four annual option grants (fiscal years 2004 through 2007) to the extent that such fair value was amortized to expense in fiscal 2007, while the expense shown for Mr. L'Heureux relates to three annual option grants (fiscal years 2005 through 2007) and the expense shown for Mr. Burdiek, who joined the Company in June 2006, relates to one option grant made in fiscal 2007. There were no realized gains from option exercises for the named executive officers in fiscal 2007 but if there had been, such amounts would have been reported in a separate table.

(2)	Amounts paid were determined on the basis of attaining certain financial targets for fiscal 2007 and achievement of certain individual goals specific to each officer.

(3)	Represents a sign-on bonus paid to Mr. Burdiek when he joined the Company in June 2006.

(4)	Mr. L'Heureux's position was eliminated effective May 15, 2007, and pursuant to the provisions of his employment agreement he is receiving continuation payments of his $241,000 annual salary for a 12-month period. The elimination of his position occurred subsequent to the fiscal year covered by the table above, and accordingly these severance benefits are not included therein.

(5)	Includes $4,574 Company matching contribution under 401(k) Plan, $8,702 under an executive medical cost reimbursement program and $6,799 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Sturm.

(6)	Includes $4,531 Company matching contribution under 401(k) Plan, $275 under an executive medical cost reimbursement program, and $5,190 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Vitelle.

(7)	Includes $923 Company matching contribution under 401(k) Plan, $296 under an executive medical cost reimbursement program and $4,709 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Burdiek.

(8)	Includes $4,531 Company matching contribution under 401(k) Plan, $5,850 under an executive medical cost reimbursement program and $6,557 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Hutchins.

(9)	Includes $4,423 Company matching contribution under 401(k) Plan, $2,301 under an executive medical cost reimbursement program, $7,566 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. L’Heureux, $18,871 for lodging expenses paid by the Company on Mr. L’Heureux’s behalf, and $7,403 for a tax gross-up on the lodging expenses.

Change of Control and Salary Continuation Arrangements

The Company has entered into change of control and salary continuation agreements with certain named executive officers designed to protect such executives against the loss of their positions as a result of termination following a Change of Control or termination without Cause, in which:

  "Change of Control" is defined as the first to occur of (i) the sale or other transfer of all or substantially all of the assets of the Company to any person or group; (ii) the adoption of a plan of liquidation or dissolution of the Company; (iii) the merger or consolidation of the Company with or into another entity, or the merger of another entity into the Company or any subsidiary of the Company with the effect that immediately after the transaction the stockholders of the Company hold less than 50% of the total voting power of all securities entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; or (iv) the acquisition by any person or group of more than 50% of the voting power of all securities of the Company entitled to vote in the election of directors of the Company; and

  "Cause" is defined as the occurrence or existence of any of the following with respect to the covered executive officer, as determined by a majority of the directors of the Board: (i) unsatisfactory performance of the officer's duties or responsibilities, after written notice and reasonable opportunity to cure; (ii) willful failure to follow any lawful directive of the Company or Board consistent with the officer's position and duties, after written notice and reasonable opportunity to cure; (iii) material breach by the officer of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates that has not been approved by a majority of the disinterested directors of the Board; (iv) commission of any willful or intentional act that could reasonably be expected to materially injure the property, reputation, business or business relationships of the Company or its customers; or (v) the conviction or the plea of "no contest' to a felony involving moral turpitude.

If the officer is terminated at any time without Cause, or the officer terminates his employment for Good Reason within the 12-month period immediately following a Change of Control, then the officer is entitled to severance in the form of continuation of payments of base salary and employee benefits coverage for 12 months (or 24 months in the case of the Chief Executive Officer). "Good Reason" means: (i) a material change or reduction in the officer's authority, duties and responsibilities following a Change of Control; (ii) transfer of the officer to another work location that is materially further away from the officer's current primary residence than the officer's current work location; or (iii) a reduction in the officer's base salary.

Each change in control agreement continues in effect until May 30, 2008, and automatically renews for successive one year terms thereafter; provided, however, that failure by the Company to renew the agreement constitutes termination without Cause.

The Company entered into change of control and salary continuation agreements with Messrs. Sturm, Hutchins and Vitelle in May 2002 and with Mr. L'Heureux in July 2005. Mr. L'Heureux's position with the Company was eliminated effective May 15, 2007, and he is currently receiving continuation payments of his $241,000 annual salary for a 12-month period pursuant to the termination without Cause provisions described above. For illustration purposes, if the Change of Control or salary continuation provisions had been triggered as of the end of fiscal 2007 for Messrs. Sturm, Vitelle or Hutchins, the total salary severance benefits payable would have been $830,000 in the case of Mr. Sturm (two times base salary) and $268,000 each in the case of Messrs. Vitelle and Hutchins (one times base salary).

Grants of Plan-Based Awards for Fiscal 2007

The table below sets forth the grants of stock options and other plan-based awards to the named executive officers during fiscal 2007.

						All Other
						Option			Grant
						Awards:	Exercise or	Market	Date Fair
						Number of	Base Price	Price on	Value of
	Option	Option	Estimated Future Payouts Under			Securities	of Option	Grant	Option
	Grant	Approval	Non-Equity Incentive Plan Awards (A)			Underlying	Awards	Date	Awards
Name	Date	Date	Threshold	Target	Maximum	Options (#)	($/Share)	($) (B)	($) (C)
Fred Sturm	5/5/06	5/5/06	$ 83,000	$ 249,000	$ 415,000	150,000	$13.66	$13.29	$ 9.66
President and Chief
Executive Officer

Richard Vitelle	5/5/06	5/5/06	40,200	120,600	201,000	60,000	$13.66	$13.29	$ 9.66
Vice President,
Finance and Chief
Financial Officer

Michael Burdiek	6/28/06	6/28/06	24,000	72,000	144,000	65,000	$8.45	$8.50	$ 5.92
President, Wireless
DataCom Division

Patrick Hutchins	5/5/06	5/5/06	40,200	120,600	201,000	60,000	$13.66	$13.29	$ 9.66
President, Satellite
Division and Chief
Operations Officer

Steven L'Heureux	5/5/06	5/5/06	36,150	108,450	180,750	30,000	$13.66	$13.29	$ 9.66
President, Solutions
Division

(A)	The amounts shown in these columns represent the threshold, target and maximum payout levels under the revised fiscal 2007 executive officer short-term incentive plan. The actual amount of incentive bonus earned by each named executive officer for fiscal 2007 is reported under the "Non-Equity Incentive Plan (Bonus Plan)" column of the Summary Compensation Table.

(B)	Prior to May 8, 2007, the Company's 2004 Incentive Stock Plan (the "2004 Plan") provided that the option exercise price was set at an amount not less than the closing stock price on the trading day immediately preceding the date of grant, and pursuant to this provision it was the Company's practice of setting the option exercise price equal to the closing stock price on the trading day immediately preceding the date of grant. On May 8, 2007, the 2004 Plan was amended to provide that the option exercise price will be set at an amount not less than the closing stock price on the date of grant.

(C)	The amounts shown in this column are the grant date fair values calculated pursuant to FAS 123R.

Outstanding Equity Awards at the End of Fiscal 2007

The following table sets forth the outstanding equity awards of each named executive officer as of the end of fiscal 2007. All outstanding equity awards reported in this table consist of stock options that vest in equal annual installments over four years and expire 10 years from the date of grant. At the end of fiscal 2007 there were no unearned equity awards under performance-based plans.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name and Position	Exercisable	Unexercisable	Price ($)	Date
Fred Sturm	50,000	0	1.75	03/01/09
President and Chief	37,500	12,500	3.16	04/25/13
Executive Officer	25,000	0	4.52	06/26/11
	50,000	0	5.00	03/07/12
	37,500	112,500	5.69	05/04/15
	30,000	30,000	7.25	05/12/14
	0	150,000	13.66	05/05/16
	40,000	0	43.50	03/06/10

Richard Vitelle	13,750	6,250	3.16	04/25/13
Vice President, Finance	40,000	0	5.00	03/07/12
and Chief Financial	35,000	0	5.15	07/23/11
Officer	15,000	45,000	5.69	05/04/15
	15,000	15,000	7.25	05/12/14
	0	60,000	13.66	05/05/16

Michael Burdiek	0	65,000	8.45	06/28/16
President, Wireless
DataCom Division

Patrick Hutchins	18,750	6,250	3.16	04/25/13
President, Satellite	40,000	0	5.00	03/07/12
Division and Chief	15,000	45,000	5.69	05/04/15
Operations Officer	50,000	0	5.95	08/22/11
	20,000	20,000	7.25	05/12/14
	0	60,000	13.66	05/05/16

Steven L'Heureux	7,500	22,500	5.69	05/04/15
President, Solutions	50,000	50,000	7.95	12/13/14
Division	0	30,000	13.66	05/05/16

Option Exercises In Fiscal 2007

During fiscal 2007, none of the Company’s named executive officers exercised stock options.

Stock Performance Graph

The following graph and table compares the Company's stock performance to three stock indices over a five-year period assuming a $100 investment was made on the last day of fiscal year 2002.

Years Ended February 28,	2002	2003	2004	2005	2006	2007
CalAmp Corp.	100	82	303	149	208	183
NASDAQ Composite Index	100	78	117	119	134	142
NASDAQ Electronic Components	100	69	120	94	102	105
NASDAQ Telecommunications	100	73	103	108	108	142

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission, the National Association of Securities Dealers and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file, or late filing, of such reports with respect to the fiscal year ended February 28, 2007. Based solely upon a review of reports delivered to the Company during this period, all of these filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors, nominees for election as directors, and principal stockholders (i.e., stockholders owning beneficially five percent or more of the outstanding voting securities of the Company) and members of the immediate family of any of the foregoing persons, shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount that exceeds $60,000. No such transactions occurred during the fiscal year ended February 28, 2007.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The members of the Audit Committee have been appointed by the Board of Directors. The Audit Committee operates under a written charter that was adopted by the Board in May 2001 and last amended in October 2004. The Audit Committee consists of three directors, none of whom were or are officers or employees of the Company. The current members of the Audit Committee are A.J. "Bert" Moyer, who serves as Chairman, Richard Gold and Frank Perna, Jr. Each is an "independent" director within Section 4200(a)(15) of the National Association of Securities Dealers' Marketplace Rules.

Duties of the Audit Committee during the period covered by this Report were to:

  oversee the Company's internal accounting and operational controls as well as its financial and regulatory reporting,

  select the Company's independent auditors and assess their performance on an ongoing basis,

  review the Company's interim and year-end financial statements and audit findings with management and the Company's independent auditors, and take any action considered appropriate by the Audit Committee and the Board, review the Company's general policies and procedures regarding audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which the Company has implemented changes suggested by the auditors, review the results of each audit by the Company's independent accountants and discuss with them any factors, including, without limitation, the provision of any non-audit services, that may affect their independence, perform other oversight functions as requested by the full Board, and report activities performed to the full Board.

Management is responsible for the Company's internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reviewed CalAmp's audited financial statements for the fiscal year ended February 28, 2007 and discussed these financial statements with both the management of the Company and KPMG LLP ("KPMG"), CalAmp's independent public accountants. The Company's management, which has primary responsibility for the Company's financial statements, represented to the Audit Committee that its audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, "Communication with Audit Committees," and SAS No. 90, "Audit Committee Communications." The Audit Committee also received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with KPMG the independence of that firm. For the fiscal year ended February 28, 2007, KPMG received fees for the audit of CalAmp's consolidated financial statements and for related tax compliance and tax planning services. The Audit Committee also considered whether the provision of these services is compatible with maintaining the independence of KPMG.

Based on the review and discussions as described above, and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2007.

During fiscal 2007, management evaluated the Company's system of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates at its meetings. Once the documentation, testing and evaluation were completed, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company's internal control over financial reporting as of February 28, 2007. During fiscal 2007, the Audit Committee met with KPMG, with and without management present, to discuss the results of its examination and its observations and recommendations regarding the Company's internal control over financial reporting. The Audit Committee also reviewed and discussed with KPMG its attestation report on management's assessment of internal control over financial reporting and its review and report on the Company's internal control over financial reporting. The Company filed these reports with the SEC in its Annual Report on Form 10-K for the fiscal year ended February 28, 2007.

AUDIT COMMITTEE

A.J. "Bert" Moyer, Chairman
Richard Gold
Frank Perna, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was selected by the Board of Directors as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2007. A representative of KPMG is expected to be present at the 2007 Annual Meeting, and will have the opportunity to make a statement and respond to questions. KPMG has served as the Company's independent auditing firm since fiscal 2002.

Audit Fees

Fees for the fiscal year 2007 audit, the fiscal year 2006 audit, and other work provided by KPMG during fiscal years 2007 and 2006, are as follows:

	2007	2006
	Fees	Fees
Audit fees	$796,600	$618,000
Audit-related fees	$7,200	$-0-
Tax fees	$153,690	$39,500
All other fees	$-0-	$-0-

The amount shown for "Audit fees" in fiscal years 2007 and 2006 includes fees related to the audit of internal controls in connection with complying with the provisions of Section 404 of the Sarbanes-Oxley Act. The amount shown for “Audit-related fees” represents fees for advising on the accounting treatment of various transactions. The amount shown for "Tax fees" in fiscal year 2007 represents income tax planning and tax return preparation services arising from the acquisition of Dataradio Inc., a Canadian company. The amount shown for "Tax fees" in fiscal year 2006 represents income tax planning services related to extraterritorial income exclusion amounts and foreign tax credits. In addition to the foregoing fees paid to KPMG, the Company paid fees of $82,825 and $87,300 in fiscal 2007 and 2006, respectively, to another public accounting firm to assist the Company in complying with the requirements of Section 404 of the Sarbanes-Oxley Act. The Audit Committee pre-approved all of the foregoing fees in accordance with the Audit Committee's pre-approval policy described below.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom such authority is delegated must report any pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate its responsibilities to pre-approve services performed by the independent auditor to management. The Audit Committee's pre-approval policy includes a list of prohibited non-audit services, such as financial information systems design and implementation, that the independent auditor cannot perform for the Company under any circumstances.

ANNUAL REPORT

The Annual Report to Stockholders for the fiscal year ended February 28, 2007 is being sent to all stockholders with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of any Proxy.

The Company will also provide without charge a copy of its Annual Report on Form 10-K, including financial statements and related schedules, filed with the Securities and Exchange Commission, upon written or oral request from any person who was holder of record, or who represents in good faith he/ she was a beneficial owner, of Common Stock of the Company on June 18, 2007. Any such request shall be addressed to the Company at 1401 North Rice Avenue, Oxnard, California 93030, Attention: Corporate Secretary or by calling (805) 987-9000.

STOCKHOLDER PROPOSALS

The Bylaws of the Company provide that at any meeting of the stockholders only such business shall be conducted as shall have been brought before the meeting by or at the discretion of the Board of Directors or by any stockholder of the Company who gives written notice (in the form required by the Bylaws) of such business to the Corporate Secretary of the Company not less than 60 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. The Bylaws also provide that only such nominations for the election of directors may be considered as are made by the Board of Directors, or by any stockholder entitled to vote in the election of directors who provides written notice (in the form required by the Bylaws) of such stockholder's intent to make such nomination to the Corporate Secretary of the Company not later than 60 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

Stockholders who intend to submit proposals for inclusion in the Proxy Statement relating to the fiscal year ending February 28, 2008 must do so by sending the proposal and supporting statements, if any, to the Company no later than February 28, 2008. Such proposals should be sent to the attention of the Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

OTHER MATTERS

Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the stockholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or person(s) acting under the Proxy.

By Order of the Board of Directors,

Richard K. Vitelle Corporate Secretary

Oxnard, California June 28, 2007

CALAMP CORP.
1401 N. RICE AVENUE
OXNARD, CA 93030

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by CalAmp Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CalAmp Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CALAM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CALAMP CORP.

Vote On Directors
1.	Election of Directors NOMINEES:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
01) Richard Gold 02) Arthur Hausman 03) A.J. “Bert” Moyer	04) Thomas Pardun 05) Frank Perna, Jr. 06) Fred Sturm		☐	☐	☐

Vote On Proposals							For	Against	Abstain

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting and any and all postponements or adjournments thereof.						☐	☐	☐

NOTE: Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)			Date

CALAMP CORP.
1401 N. Rice Avenue
Oxnard, California 93030

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 1, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALAMP CORP.

The undersigned stockholder of CalAmp Corp. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2007 Annual Meeting of Stockholders, and hereby appoints Richard Gold and Fred Sturm, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on June 18, 2007 at the Annual Meeting of Stockholders to be held on August 1, 2007 and at any postponements or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR LISTED AND IN THE DISCRETION OF THE PROXIES ON MATTERS DESCRIBED IN ITEM 2 ON THE REVERSE SIDE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED ON REVERSE SIDE)